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                               BWAY CORPORATION

                      1998 ANNUAL MEETING OF STOCKHOLDERS

                CERTIFICATE AND REPORT OF INSPECTOR OF ELECTION
                -----------------------------------------------


     The undersigned, the duly appointed Inspector of Election at the Annual Meeting of Stockholders (the "Annual Meeting") of BWAY Corporation, a Delaware corporation (the "Company"), held on February 27, 1998, pursuant to Section 231 of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY that the following is an accurate report of the votes of the stockholders of the Company at the Annual Meeting:

     (1) The number of shares of Common Stock of the Company issued and outstanding and entitled to vote on matters submitted at the Annual Meeting to the holders of Common Stock was 9,485,905.

     (2) There were present at the Annual Meeting, in person or by proxy, holders of 8,579,900 shares of Common Stock, which is 90.4% of the total number of shares of Common Stock outstanding and entitled to vote at the Annual Meeting and which constituted a quorum for purposes of voting on each of the matters submitted to the stockholders for their vote.

     (3) I tabulated the votes with respect to the election of directors, and Warren J. Hayford received 8,545,801 votes, Thomas A. Donahoe received 8,545,051 votes and Alexander P. Dyer received 8,545,051 votes.

     (4) Each of Warren J. Hayford, Thomas A. Donahoe and Alexander P. Dyer received a plurality of the votes cast by the holders of the Common Stock and I
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hereby declare and certify to the Secretary of the Company that each of Warren
J. Hayford, Thomas A. Donahoe and Alexander P. Dyer has been duly elected as a director of the Company.

     (5) I tabulated the votes with respect to the resolution regarding approval of the second amendment and restatement of the BWAY Corporation 1995 Long-Term Incentive Plan and such proposal received the number of votes set forth below:

                                                   Number of Votes
                                                   ---------------

                For                                      7,156,882

                Against                                  1,398,364

                Abstain                                     24,654


Since a majority of the outstanding shares of the Common Stock were voted for adoption, I hereby declare and certify to the Secretary of the Company that such resolution has been adopted by the stockholders of the Company.

     (6) I tabulated the votes with respect to the resolution regarding ratification of the appointment of Deloitte & Touche LLP as independent public accountants for the fiscal year ending September 27, 1998 and such proposal received the number of votes set forth below:

                                                   Number of Votes
                                                   ---------------

                For                                      8,547,484

                Against                                      2,325

                Abstain                                     30,091


Since a majority of the votes cast by the holders of the Common Stock present and voting at the meeting were votes for approval, I hereby declare and certify to the Secretary of the Company that such resolution has been approved by the stockholders of the Company.

                         *      *      *      *      *
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 IN WITNESS WHEREOF, I have executed this certificate the 27th day of February,
 1998.


                                     By: /s/ Susan M. Shadel
                                         -------------------------------


                                     Print: Susan M. Shadel
                                            on behalf of Harris Trust and
                                            Savings Bank